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                                                              March 23, 2000


Constellation 3D, Inc.
230 Park Avenue, Suite 453
New York, NY 10169

Attn: Eugene Levich
          President and CEO

Re: Amendment No. 3 to Placement Agency Agreement; Amendment No. 1 to Warrant Agreement
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Dear Dr. Levich:

         The parties hereto, Constellation 3D, Inc. (f/k/a C3D Inc.), a Florida corporation (the "Company") and Sands Brothers & Co., Ltd., a Delaware corporation ("Sands Brothers") have entered into (A) that certain placement agency agreement (hereinafter the "Agency Agreement") dated as of December 1, 1999, as amended December 22, 1999 and March 7, 2000, and as supplemented by that certain letter agreement dated February 8, 2000 (hereinafter the "Agency Agreement") and (B) that certain Warrant Agreement dated as of December 1, 1999 (the "Warrant Agreement") .

         In connection therewith, the parties hereto agree that the Agency Agreement and Warrant Agreement are hereby amended as follows (which, among other things, gives effect to the 3 for 1 stock split of the Company effectuated in December 1999):

         1. The introductory paragraph of the Agency Agreement is hereby deleted in its entirety and in its place and stead the following is inserted:

         "The undersigned, Constellation 3D, Inc. (f/k/a/ C3D Inc.), a corporation organized under the laws of the state of Florida (together with any of its subsidiaries, affiliates,

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Constellation 3D, Inc.
March 23, 2000
Page 2

successors or assigns the "Company"), proposes to offer for sale to certain "accredited investors, through Sands Brothers & Co., Ltd., in accordance with the terms and conditions specified in the letter agreement dated October 25, 1999 between the parties hereto (the "Letter Agreement"), as exclusive placement agent ("Sands Brothers" or the "Placement Agent") on a best efforts basis, a minimum of $4,000,000 (the "Minimum Amount") and a maximum of $120,000,000 (the "Maximum Amount") of (a) the Company's capital stock (whether Common Stock or Preferred Stock convertible into Common Stock) (collectively, the "Capital Stock"), at a price equal to a 30% discount to the average of the bid price for the 120 day period prior to the Closing (the "Minimum Offering Price") with respect to the Minimum Amount, and with respect to an amount in excess of the Minimum Amount and up to the Maximum Amount, at the Minimum Offering Price but in no event less than $4.00 per share and/or (b) any other similar form of debt financing transactions (hereinafter, collectively "Other Financing"). The Capital Stock and Other Financing instruments (the "Securities") to be offered pursuant to the Offering Documents (as hereinafter defined) and Other Financing transactions to be consummated are sometimes hereinafter referred to collectively as the "Financing" or the "Offering."

                  2. Paragraph 4(e) of the Agency Agreement is hereby deleted in its entirety and in its place and stead the following is inserted:

         "(e) Issuance of Placement Agent Warrants. At each Closing as provided in paragraph 4(a) above, the Company shall issue to the Placement Agent or its designee(s), subject to the ratable adjustment of the shares underlying the Placement Agent Warrants (hereinafter defined) and the exercise price thereof in the event of any Company dividend, stock split or reclassification declared after the date hereof, (i) with respect to the sale of the Minimum Amount, warrants to purchase 1,050,000 shares of the Company's Common Stock ("Initial Placement Agent Warrants") and (ii) 600,000 warrants for each $1,000,000 of all Securities sold in the Financing up to an aggregate of $25,000,000 ("the Additional Placement Agent Warrants") (collectively referred to as the "Placement Agent Warrants"). The Initial Placement Agent Warrants shall be exercisable for five (5) years, commencing upon the date of their issuance, at a price of $3.67 per share of Common Stock. The Additional Placement Agent Warrants shall be exercisable for five
         (5) years, commencing upon the date of their issuance, at a price equal to a 40% discount to the average of the bid price of the Common Stock for the 120 day period prior to any Closing, but in no event less than of $5.00 per share. The Placement Agent Warrants shall be in the form attached hereto as Exhibit B, and will be governed by the terms of the Warrant Agreement attached hereto as Exhibit C. The certificates representing the Placement Agent Warrants will be in such denominations and such names as the Placement Agent may request prior to each closing. The Placement Agent Warrants may not be assigned by Sands Brothers, except to Sands Brothers' officers, employees or other designees, without the written consent of the Company. All issuance of Placement agent warrants will be done in full compliance with applicable law."

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Constellation 3D, Inc.
March 23, 2000
Page 3

         3. Paragraph 1 of the Warrant Agreement is hereby deleted in its entirety and in its place and stead the following is inserted:

         1. Grant. The Holder and its designees is hereby granted the right to purchase, at any time from December 1, 1999, until 5:30 p.m., New York time, on December 1, 2004, up to an aggregate of 16,050,000 Warrant Shares (subject to adjustment as provided in Section 8 hereof) at the initial exercise price per share as provided in Section 6 hereof, vesting as follows:

                           (i) 1,050,000 Warrant Shares shall vest upon the sale of the Minimum Amount (the "Initial Warrant Shares");
                           (ii) 600,000 Warrant Shares for each $1,000,000 of all Securities sold in the Financing ("the Additional Warrant Shares").

         4. Paragraph 6.1 of the Warrant Agreement is hereby deleted in its entirety and in its place and stead the following is inserted:

         ss.6.1 Initial and Adjusted Exercise Price. Except as otherwise provided in Section 8 hereof, the initial exercise price with respect to the Initial Warrant Shares shall be $3.67 per share of Common Stock, and the initial exercise price with respect to the Additional Warrant Shares shall be equal to a 40% discount to the average of the bid price of the Common Stock for the 120 day period prior to any Closing, but in no event less than of $5.00 per share of Common Stock. The adjusted exercise price shall be the price which shall result from time to time from any and all adjustments of the initial exercise price in accordance with the provisions of Section 8 hereof.

         5. Except as set forth herein, the Agency Agreement and the Warrant Agreement shall remain in full force and effect.


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Constellation 3D, Inc.
March 23, 2000
Page 4
                  IN WITNESS WHEREOF, the Company and Sands Brothers have caused this Agreement to be executed by its duly authorized representative.

CONSTELLATION 3D, INC.                             SANDS BROTHERS & CO., LTD.


By: /s/ Eugene Levich                     By: /s/ Mark Hollo
    -----------------------------             --------------------------------

     Name:  Eugene Levich                          Name:  Mark Hollo
     Title: President                              Title: Managing Director

Date: March 23, 2000                      Date: March 23, 2000
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